Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $1.4 million, or $0.66 per share, for the first six months of the fiscal year of 2013
•	Total loans increased by an annualized 8.3% during the six months ended December 31, 2012
•	Total assets increased by an annualized 5.8% during the six months ended December 31, 2012

Minerva, Ohio— January 31, 2013 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2013 earnings per share of $0.36 compared to $0.39 for the same period ended December 31, 2011. Net income for the second fiscal quarter of 2013 was $747 thousand, a decrease of $44 thousand, or 5.6%, from the same period last year.

For the six months ended December 31, 2012, net income was $1.4 million compared to $1.5 million for the same period last year. Fiscal year-to-date net income per share was $0.66 compared to $0.72 for the same period last year. Net income for the six months ended December 31, 2011 included a $155 thousand gain on sale of securities and a $53 thousand loss on the disposal of other real estate acquired through loan foreclosure.

Return on average assets and return on average equity for the six months ended December 31, 2012 were 0.79% and 9.46%, respectively, compared to 0.95% and 11.27%, respectively, for the same period last year.

Assets at December 31, 2012 totaled $344.6 million, an increase of $9.8 million from June 30, 2012. Gross loans increased by $8.3 million, or an annualized 8.3%, from June 30, 2012 mainly as a result of expanded calling efforts. Deposits increased by $7.8 million, or an annualized 5.4%, from June 30, 2012.

Ralph J. Lober, President and Chief Executive Officer, stated, “The regions’ economic activity and our calling efforts have resulted in increased lending activity in each of our portfolios and consistent deposit growth. Over the first two fiscal quarters, loans and deposits have grown by 8.3% and 5.4% annualized rates, respectively. While the interest rate environment and recent investments in facilities, mortgage services, and technology have impacted current earnings, second quarter results reflect improvement over the first quarter in net interest income, noninterest income and noninterest expenses. We are pleased that these improvements, along with strong loan quality measures, have contributed to a second quarter increase in net income of 21.5% over the first quarter ended September 30, 2012.”

Net interest income for the second fiscal quarter of 2013 increased by $134 thousand from the same period last year, with interest income increasing by $70 thousand and interest expense decreasing by $64 thousand. The net interest margin was 3.94% for the current quarter ended December 31, 2012 and the previous quarter ended September 30, 2012 and was 4.05% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.33% for the three months ended December 31, 2012, a decline from 4.56% for the same period last year. The Corporation’s cost of funds decreased to 0.52% for the three months ended December 31, 2012 from 0.69% for the same period last year.

Other income was $678 thousand for the second quarter of fiscal year 2013 compared with $697 thousand for the same period last year. The decrease was primarily the result of a $106 thousand gain on sale of securities, which was partially offset by a $53 thousand loss on the disposal of other real estate acquired through loan foreclosure, recognized during the three months ended December 31, 2011. Other expenses increased $228 thousand, or 9.1%, for the second fiscal quarter of 2013 from the same period last year. This increase was mainly the result of higher salary and benefit expenses primarily associated with staff additions in the lending area and new staff for the Jackson-Belden office that was opened July 31, 2012.

Non-performing assets were $1.7 million at December 31, 2012, compared with $1.9 million at June 30, 2012 and $2.0 million at December 31, 2011. The allowance for loan losses as a percentage of non-performing loans increased to 136.58% at December 31, 2012 from 104.73% at December 31, 2011. The allowance for loan losses as a percent of total loans at December 31, 2012 was 1.15% and annualized net charge-offs to total loans were 0.05% for the six month period ended December 31, 2012 compared with 0.15% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Total interest income	$3,370	$3,300	$6,677	$6,576
Total interest expense	317	381	643	782
Net interest income	3,053	2,919	6,034	5,794
Provision for loan losses	56	67	81	159
Other income	678	697	1,342	1,369
Other expenses	2,728	2,500	5,595	5,062
Income before income taxes	947	1,049	1,700	1,942
Income tax expense	200	258	338	464
Net income	$747	$791	$1,362	$1,478
Basic and diluted earnings per share	$0.36	$0.39	$0.66	$0.72

Consolidated Statements of Financial Condition		Dec. 31, 2012	June 30, 2012	Dec. 31, 2011
Assets
Cash and cash equivalents		$10,314	$13,745	$10,246
Certificates of deposit in other financial institutions		6,625	5,645	2,450
Securities, available-for-sale		109,478	105,335	106,873
Federal bank and other restricted stocks, at cost		1,186	1,186	1,186
Loans held for sale		310	377	—
Total loans		205,686	197,430	180,618
Less: allowance for loan losses		2,367	2,335	2,126
Net loans		203,319	195,095	178,492
Other assets		13,350	13,378	12,065
Total assets		$344,582	$334,761	$311,312
Liabilities and Shareholders’ Equity
Deposits		$292,241	$284,481	$263,237
Other interest-bearing liabilities		21,093	20,168	19,239
Other liabilities		2,152	2,222	2,019
Total liabilities		315,486	306,871	284,495
Shareholders’ equity		29,096	27,890	26,817
Total liabilities and shareholders’ equity		$344,582	$334,761	$311,312

		At or For the Six Month Period Ended
Performance Ratios:		Dec. 31, 2012	Dec. 31, 2011
Return on Average Assets (Annualized)		0.79%	0.95%
Return on Average Equity (Annualized)		9.46	11.27
Average Equity to Average Assets		8.40	8.43
Net Interest Margin (Fully Tax Equivalent)		3.94	4.08

Market Data:
Book Value to Common Share		$14.10	$13.08
Fiscal YTD Dividends Paid per Common Share		0.24	0.22
Period End Common Shares		2,063,538	2,049,873

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.05%	0.15%
Non-performing Assets to Total Assets		0.50	0.65
ALLL to Total Loans		1.15	1.18